Exhibit B

Execution Version

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of April 29, 2022, by and among Blue Apron Holdings, Inc., a Delaware corporation (the “Company”) and RJB Partners LLC, a Delaware limited liability company (“the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser are parties to (i) that certain Registration Rights Agreement, by and among the Company, the Purchaser, and Matthew B. Salzberg, dated as of November 4, 2021 (the “Prior Registration Rights Agreement”), (ii) that certain Registration Rights Agreement, by and between the Company and the Purchaser, dated as of February 14, 2022 (the “February Registration Rights Agreement”) and (iii) that certain Purchase Agreement, by and between the Company and the Purchaser, dated as of February 14, 2022 (the “February 2022 Purchase Agreement”);

WHEREAS, pursuant to the February Registration Rights Agreement, the Company agreed to grant certain registration rights to the Purchaser (including any of its Permitted Transferees) with respect to 357,143 shares of Class A Common Stock (the “February 2022 PIPE Shares”) and 500,000 shares of Class A Common Stock issued or issuable upon exercise of the warrants purchased by the Purchaser pursuant to the February 2022 Purchase Agreement (such shares, the “February 2022 PIPE Warrant Shares” and such warrants, the “February 2022 PIPE Warrants”);

WHEREAS, the Company and the Purchaser entered into that certain Purchase Agreement, dated as of April 29, 2022 (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Purchaser 3,333,333 shares of Class A Common Stock (the “April 2022 PIPE Shares”);

WHEREAS, pursuant to the Purchase Agreement, the Company agreed to grant certain registration rights to the Purchaser (including any of its Permitted Transferees) with respect to the April 2022 PIPE Shares; and

WHEREAS, the Company and the Purchaser desire to amend and restate the February Registration Rights Agreement to establish certain registration rights in respect of the April 2022 PIPE Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such other Person; for the purposes of this Agreement, the Company or its subsidiaries shall not be deemed to be an Affiliate of the Purchaser.

“Agreement” means this Amended and Restated Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Amended and Restated Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“February 2022 PIPE Warrant Shares” shall have the meaning ascribed to it in the recitals of this Agreement.

“February 2022 PIPE Warrants” shall have the meaning ascribed to it in the recitals of this Agreement.

“February 2022 Purchase Agreement” shall have the meaning ascribed to it in the recitals of this Agreement.

“February Registration Rights Agreement” shall have the meaning ascribed to it in the recitals of this Agreement.

“Holders” means the Purchaser and its Permitted Transferees.

“Permitted Transfer” means with respect to any Registrable Securities any transfer of Registrable Securities in the manner permitted for such Registrable Securities under clause (i), clause (1) or clause (2) of Section 8(a) of the Purchase Agreement.

“Permitted Transferee” means any Person who receives Registrable Securities pursuant to a Permitted Transfer and executes a joinder to this Agreement in the form attached hereto as Exhibit A.

“Person” means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

“Prior Registration Rights Agreement” shall have the meaning ascribed to it in the recitals of this Agreement.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Purchased Company Shares” shall mean, collectively, the February 2022 PIPE Shares and the April 2022 PIPE Shares.

“Purchaser” shall have the meaning ascribed to it in the first paragraph of this Agreement.

“Registrable Securities” means the Purchased Company Shares, the February 2022 PIPE Warrant Shares, and any other securities that may be acquired or issued upon exercise of the February 2022 PIPE Warrants or any other common equity securities of the Company issued as a dividend or distribution with respect to, or in exchange for or in replacement of, the Purchased Company Shares or the February 2022 PIPE Warrant Shares, in each case held by the Holders. Equity securities will cease being Registrable Securities when they are (i) sold by the holder thereof pursuant to Rule 144, (ii) eligible to be sold by the holder thereof pursuant to Rule 144 and such sale can be made without restriction as to volume or manner of sale under Rule 144 unless the applicable Holder has determined in good faith that the inclusion of such securities as “Registrable Securities” is reasonably necessary or advisable to implement the Holders’ strategy with respect to selling such securities (for the avoidance of doubt, including the price, quantum and time at which such securities may be sold) or (iii) sold pursuant to any offering registered under the Securities Act (including, for the avoidance of doubt, under the Shelf Registration Statement).

“Registration Statement ” means any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means any shares of Class A Common Stock and any other securities that may be issued after the date hereof in respect of, or in exchange for such Class A Common Stock.

“Shelf Registration Statement” means a “shelf” registration statement of the Company relating to a “shelf” offering in accordance with Rule 415 of the Securities Act, or any similar rule that may be adopted by the SEC, pursuant to the provisions of Section 2(a) hereof which covers all of the Registrable Securities held by the Holders, on an appropriate form under the Securities Act, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Termination Date” means the first date on which there are no Registrable Securities or there are no Holders.

“underwritten offering” means a registered offering in which securities of the Company are sold to one or more underwriters pursuant to an underwriting agreement.

Section 2. Shelf Registration.

(a) Required Registration. The Company shall (i) cause a Shelf Registration Statement to be filed with the SEC (x) within thirty (30) days of the date that a Holder requests the Company to make such filing or (y) on such other date as mutually agreed by the Company and a Holder, and (ii) use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the SEC as promptly as possible but in any event no later than sixty (60) days after the Shelf Registration Statement is filed pursuant to clause (i) (the “Shelf Registration”). Each Holder agrees, severally but not jointly, to furnish to the Company (i) in writing, all information with respect to such Holder that the Company reasonably deems required or advisable to be included in the Shelf Registration Statement and any other information necessary to make any such information previously furnished to the Company by such Holder not misleading and (ii) completed and executed selling shareholder questionnaires, powers of attorney, indemnities and other documents reasonably required by the Company at least five (5) days prior to the anticipated filing date. Prior to filing the Shelf Registration Statement and any amendments thereto with the SEC, the Company shall provide drafts thereof to the Purchaser and its counsel, and the Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon such Shelf Registration Statement. The Shelf Registration Statement, in the form in which it becomes effective, will conform in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company agrees to use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective for as long as the Holders hold any Registrable Securities. The Company further agrees, if necessary, to promptly supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registrations, and the Company agrees to furnish to the Holders copies of any such supplement or amendment promptly after its being used or filed with the SEC.

(b) Right to Request Registration. Subject to the provisions hereof, at any time the Shelf Registration Statement covering all Registrable Securities is not effective, other than as permitted in accordance with Section 4 hereof, and until the Termination Date, a Holder may at any time request registration under the Securities Act for resale of all, but not less than all, of the Registrable Securities then-held by the applicable Holder(s) (a “Demand Registration” and each Holder who properly initiates such request shall be referred to individually as an “Initiating Holder” and collectively as the “Initiating Holders”). Subject to Section 2(f) and Sections 4 and 5 below, the Company shall (i) file a Registration Statement registering for resale such number of Registrable Securities as requested to be so registered pursuant to this Section 2(b) (a “Demand Registration Statement”) within forty-five (45) days after the Initiating Holders’ request therefor and (ii) use commercially reasonable efforts to cause such

Demand Registration Statement to be declared effective by the SEC as soon as practical thereafter. To the extent requested by the Initiating Holders, the Demand Registration Statement shall allow the offer and sale of the Registrable Securities on a continuous basis pursuant to Rule 415 under the Securities Act, unless the Company is not eligible to use a form which allows such offer and sale in which case the Demand Registration Statement shall allow such offer and resale for so long a period as permitted by the Securities Act and the rules thereunder.

(c) Number of and Restrictions on Demand Registrations. Subject to the limitations of Sections 2(b) and 4(a), the Holders collectively shall be entitled to effect one (1) Demand Registration hereunder, provided that the total number of Demand Registrations effected hereunder plus the total number of Demand Registrations effected under the Prior Registration Rights Agreement by RJB Holders (as such term is defined therein) shall not exceed either (i) five (5) Demand Registrations in the aggregate or (ii) two (2) Demand Registrations in any 12-month period. A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective. Subject to Section 2(e), no Holder shall be entitled to request a Demand Registration (i) if the Shelf Registration Statement is effective and not subject to suspension permitted under Section 4 hereof or (ii) if there is an effective Demand Registration Statement which permits the offer and sale of the Registrable Securities on a continuous basis under Rule 415. Further, no Holder shall be entitled to request a Demand Registration at any time when the Company is diligently pursuing a primary or secondary underwritten offering.

(d) Priority on Demand Registrations. The Company may include securities other than Registrable Securities in a Demand Registration for any accounts (including for the account of the Company) on the terms provided below; and if such Demand Registration is an underwritten offering, such securities may be included only with the consent of the managing underwriters of such offering. If the managing underwriters of the requested Demand Registration advise the Company and the Initiating Holder that in their opinion the number of securities proposed to be included in the Demand Registration exceeds the number of securities which can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of any Shares proposed to be sold in such underwritten offering), the Company shall include in such Demand Registration (i) first, the number of Registrable Securities that the Initiating Holder proposes to sell, and (ii) second, the number of securities proposed to be included therein by any other Persons (including securities to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine. If the number of securities which can be sold is less than the number of securities proposed to be registered pursuant to clause (i) above by the Initiating Holder, the number of securities to be sold shall be allocated to the Initiating Holder in their entirety.

(e) Underwritten Offerings. The Holders shall be entitled to request an underwritten offering or a block trade (i) in connection with a Demand Registration, subject to the terms and conditions of this Section 2 or (ii) at any time that a Shelf Registration Statement covering Registrable Securities is effective (a “Shelf Underwritten Offering”). The Company shall as promptly as reasonably practicable (and in any event within twenty (20) days) amend or supplement any Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering and otherwise use its commercially reasonable efforts to facilitate such Shelf Underwritten Offering, provided that, in the case of any Shelf Underwritten Offering, the Holders agree to consult in good faith with the chief executive officer and/or chief financial officer of the Company regarding the Company’s involvement in such Shelf Underwritten Offering and agree to consider in good faith any reasonable suggestions or comments provided on a timely basis by such officer(s) with regard to the Company’s involvement in such Shelf Underwritten Offering to such Holders, the managing underwriters, or their respective counsel. For the avoidance of doubt, a Shelf Underwritten Offering constitutes a Demand Registration with respect to the applicable Holder. If any of the Registrable Securities are to be sold in an underwritten offering, the Holders of a majority of the securities to be included in such offering shall select the managing underwriter or underwriters (which shall be reasonably acceptable to the board of directors of the Company) to administer any such offering.

(f) Effective Period of Demand Registration. Upon the date of effectiveness of the Demand Registration (if the offering thereunder is an underwritten offering) and if such offering is priced promptly on or after such date, the Company shall use commercially reasonable efforts to keep such Demand Registration Statement effective for sale on a continuous basis under Rule 415, or if such rule is unavailable to the Company, for a period equal to one hundred eighty (180) days from such date (or such longer period as in the opinion of counsel for the underwriters a Prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) or such shorter period which shall terminate when all of the Registrable Securities covered by such Demand Registration have been sold by the Initiating Holder. If the Company shall withdraw the Demand Registration pursuant to Section 5 before the end of such period, the Initiating Holder shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement. A Demand Registration shall not count as the one permitted Demand Registration hereunder if (i) after the Registration Statement has become effective, such Registration Statement or the related offer, sale or distribution of Registrable Securities thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other governmental agency or court for any reason not attributable to the Initiating Holder or its Affiliates and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Securities or (ii) if the Demand Registration is for an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason not attributable to the Initiating Holder or its Affiliates, and as a result of any such circumstances described in clause (i) or (ii), less than seventy five percent (75%) of the Registrable Securities covered by the Registration Statement are sold by the Initiating Holder pursuant to such Registration Statement.

Section 3. Piggyback Registrations.

(a) Right to Piggyback. Prior to the Termination Date, in the event the Shelf Registration Statement is not effective, whenever the Company proposes to register any Shares under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4), whether for its own account or for the account of one or more holders of securities, and the form of registration statement to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give written notice to the Holders of its intention to effect such a registration and, subject to Sections 3(b) and 3(c), shall include in such registration statement and in any offering of Shares to be made pursuant to that registration statement all Registrable Securities with respect to which the Company has received a written request for inclusion therein from a Holder within ten (10) days after such Holder’s receipt of the Company’s notice or, in the case of a primary offering, such shorter time as is reasonably specified by the Company in light of the circumstances. The Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof. Any Holder may elect to withdraw its request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to the Company of such request to withdraw at least five (5) days prior to the effectiveness of such Registration Statement or prior to the pricing of the applicable offering. No registration effected under this Section 3 shall relieve the Company of its obligations to effect any registration of the sale of Registrable Securities under Section 2(a) and no registration effected pursuant to this Section 3 shall be deemed to have been effected pursuant to Section 2(b).

(b) Priority on Primary Piggyback Registrations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company and the Holders (if any Holders have elected to include Registrable Securities in such Piggyback Registration) that in their good faith opinion the number of securities proposed to be included in such offering exceeds the number of securities which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per security proposed to be sold in such offering), the Company shall include in such registration and offering (i) first, the number of Shares that the Company proposes to sell, and (ii) second, the number of securities requested to be included therein by holders of securities, including the Holders (if any Holders have elected to include Registrable Securities in such Piggyback Registration), pro rata (as nearly as practicable) among all participating holders on the basis of the number of securities requested to be included therein by all such holders or as such holders and the Company may otherwise agree.

(c) Priority on Secondary Piggyback Registrations. If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of securities other than a Holder and the managing underwriters advise the Company that in their good faith opinion the number of securities proposed to be included in such registration exceeds the number of securities which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per security proposed to be sold in such offering), then the Company shall include in such registration (i) first, the number of securities requested to be included therein by the holder(s) requesting such registration (including any Initiating Holders), (ii) second, the number of securities requested to be included therein by other holders of securities including any other Holders (if any other Holders have elected to include Registrable Securities in such Piggyback Registration), pro rata (as nearly as practicable)

among participating holders on the basis of the number of securities requested to be included therein by such holders or as such holders and the Company may otherwise agree and (iii) third, the number of securities that the Company proposes to sell. For the avoidance of doubt, if a Piggyback Registration is effected pursuant to this Section 3 by certain Holders with regard to a Demand Registration Statement resulting from a Demand Registration initiated by one or more other Holders that are parties hereto, the underlying Demand Registration would still be deemed to have been effected for the Initiating Holders.

(d) Selection of Underwriters. If any Piggyback Registration is a primary or secondary underwritten offering, subject to the terms and conditions of Section 2 hereof, the Company shall have the sole right to select the managing underwriter or underwriters to administer any such offering.

(e) Basis of Participation. The Holders may not sell Registrable Securities in any offering pursuant to a Piggyback Registration unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company and/or any other holders involved in such Piggyback Registration and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

Section 4. Suspension Periods.

(a) Suspension Periods. The Company may (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Shelf Registration or Demand Registration or (ii) prior to the pricing of any underwritten offering or other offering of Registrable Securities pursuant to a Shelf Registration or Demand Registration, delay such underwritten or other offering (and, if it so chooses, withdraw any registration statement that has been filed), but in each case described in clauses (i) and (ii) above, only if (A) the Company, by decision of either its chief executive officer or its board of directors or similar governing body, determines in her or its reasonable and good faith judgement (x) that proceeding with such an offering would require the Company to disclose material non-public information that would not otherwise be required to be disclosed at that time and that the Company has, in the reasonable business judgment of its chief executive officer, a valid business purpose to continue to retain as confidential or (y) that the registration or offering to be delayed could, if not delayed, materially adversely affect any bona fide pending or proposed transaction that would be material to the Company and its subsidiaries taken as a whole, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason or (B) the registration or offering to be delayed would, if not delayed, render the Company unable to comply with requirements under the Securities Act or Exchange Act, the rules and regulations of the SEC, FINRA, or state securities authority, or other applicable laws or the requirements of any securities exchange on which the Company’s securities are listed. Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 4 is herein called a “Suspension Period.” If pursuant to this Section 4 the Company delays or withdraws a Demand Registration requested by the Holders, the Initiating Holders making the request shall be entitled to withdraw such request and, if they do so, such request shall not count against the limitation on the number of such registrations set forth in Section 2. The Company shall provide prompt written notice to participating Holders of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 4), but shall not be obligated under this Agreement to disclose the reasons therefor. Holders shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Securities (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period under the applicable Registration Statement. The Company may not commence a Suspension Period more than two (2) times during any twelve (12) month-period. Each Suspension Period shall be in effect for no more than ninety (90) days and, in the aggregate, Suspension Periods may not be in effect for more than one hundred and twenty (120) days in any twelve (12)-month period.

(b) Other Lockups. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lockup or similar restriction binding on the Company in connection with a prior or pending registration or underwritten offering.

Section 5. Holdback Agreements.

The restrictions in this Section 5 shall apply to a Holder for as long as such Holder is the beneficial owner of any Registrable Securities, as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act. If the Company proposes to sell Shares or other securities convertible into or exchangeable for (or otherwise representing a right to acquire) Shares in a primary underwritten offering pursuant to any registration statement under the Securities Act, or if any other Person proposes to sell securities in a secondary underwritten offering, in each case in which the Holders have been provided piggyback rights in accordance with Section 3 hereof, and if the managing underwriters for such offering advise the Company (in which case the Company promptly shall notify the Holders) that a public sale or distribution of securities outside such offering would materially adversely affect such offering, then, if requested by the Company, each Holder shall agree, severally and not jointly, as contemplated in this Section 5, not to (and to cause Affiliates controlled by such Holder or under common control with such Holder, not to) sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Securities (or any securities of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Securities) for a period (each such period, a “Holdback Period”) beginning on the tenth day before the pricing date for the underwritten offering and extending through the earlier of (i) the ninetieth day after such pricing date (subject to customary automatic extension in the event of the release of earnings results of or material news relating to the Company) and (ii) such earlier day (if any) as may be designated for this purpose by the managing underwriters for such offering (each such agreement of the Holders, a “ Holdback Agreement”). Each Holdback Agreement shall be in writing in form and substance satisfactory to the Company and the managing underwriters. Notwithstanding the foregoing, (i) the Holders shall not be obligated to enter a Holdback Agreement unless the Company and each selling shareholder in such offering, if any, also execute agreements substantially similar to such Holdback Agreement, (ii) the Holdback Period applicable to the Holders shall not be longer than that which is applicable to any other holder of Shares and (iii) any agreement with the underwriters with respect to a Holdback Period shall provide that the underwriters may not waive the holdback period for any other holder of Shares unless it is similarly waived for the Holders. A Holdback Agreement shall not apply to (i) the exercise of any warrants or options to purchase securities of the Company (provided that such restrictions shall apply with respect to the securities issuable upon such exercise), (ii) any securities included in the underwritten offering giving rise to the application of this Section 5 or (iii) any Permitted Transfer.

Section 6. Registration Procedures.

(a) Whenever a Holder requests that any Registrable Securities be registered pursuant to this Agreement or requests a Shelf Underwritten Offering, the Company shall use commercially reasonable efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Securities in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein, use its commercially reasonable efforts to:

(i) subject to the other provisions of this Agreement, in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and cause such Registration Statement to become effective (unless it is automatically effective upon filing); provided, that before filing a Registration Statement pursuant to this Agreement, the Company will furnish to counsel of the Holders in such offering copies of the registration statement, any prospectus, and prospectus supplement, and such other documents proposed to be filed with the SEC as such Holders may reasonably request, and the Company shall give the Holders and their counsel a reasonable opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process (and the Holders of the Registrable Securities covered by such Registration Statement shall have the right to request that the Company modify any information contained in such Registration Statement pertaining to the Holders and the Company will use its commercially reasonable efforts to address requests such Holders may reasonably propose);

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the securities covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the securities covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement; provided, that before filing any amendments or supplements or any free writing prospectuses related thereto, the Company will furnish to counsel of the Holders in such offering copies of the registration statement, any prospectus, and prospectus supplement, and such other documents proposed to be filed with the SEC as such Holders may reasonably request, and the Company shall give the Holders and their counsel a reasonable opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process (and the Holders of the Registrable Securities covered by such Registration Statement shall have the right to request that the Company modify any information contained in such Registration Statement, amendment or supplement thereto pertaining to the Holders and the Company will use its commercially reasonable efforts to address requests such Holders may reasonably propose);

(iii) if requested by the managing underwriters (if any) or the holders of a majority of the then outstanding Registrable Securities included in such Registration Statement, promptly include in a prospectus supplement or post-effective amendment such information as the managing underwriters (if any) or such holders may reasonably request in order to permit the intended method of distribution of such securities and to make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request;

(iv) obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States;

(v) deliver, without charge, such number of copies of the Registration Statement, preliminary and final Prospectus and any supplement or exhibit thereto or documents incorporated therein as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities of Holders covered by such Registration Statement in conformity with the requirements of the Securities Act, and the Company hereby consents to the use of such Registration Statement, Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered thereby;

(vi) register or qualify such Registrable Securities under such other securities or blue sky laws as the Holders or underwriters reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vii) notify the Holders and each distributor of such Registrable Securities identified by the Holders, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the reasonable request of the Holders, prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(viii) in the case of an underwritten offering in which the Holders participate pursuant to a Demand Registration or a Piggyback Registration, enter into an underwriting agreement, containing customary provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters), and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Securities (including, making appropriate personnel of the Company available at reasonable times and places to assist in customary road-shows that the managing underwriters determine are necessary or advisable to effect the offering);

(ix) in the case of an underwritten offering in which the Holders participate pursuant to a Demand Registration or a Piggyback Registration, and to the extent not prohibited by applicable law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one attorney and accountant acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates (but excluding any documents incorporated by reference in such Registration Statement, amendments or supplements that are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor system)), (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith; and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

(x) cause all such Registrable Securities to be listed on the New York Stock Exchange or such other national securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(xi) provide a transfer agent, registrar and CUSIP number (if applicable) for all such Registrable Securities not later than the effective date of such Registration Statement and, at a reasonable time before any proposed sale of Registrable Securities pursuant to a Registration Statement, provide the transfer agent with printed certificates or book entry statements for, or other indicia acceptable to the transfer agent of, the Registrable Securities to be sold;

(xii) make generally available to its shareholders, as soon as reasonably practicable, a consolidated earnings statement (which need not be audited) for a period of twelve (12) months beginning after the effective date of the Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) promptly notify each Holder and the managing underwriters of any underwritten offering, if any:

(A) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Holders;

(C) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.

(xiv) cooperate and assist in any filings required to be made with FINRA;

(xv) if the Shelf Registration Statement covering Registrable Securities has been outstanding for at least three years and any Registrable Securities remain outstanding, at the end of the third year, file a new Shelf Registration Statement covering the Registrable Securities; and

(xvi) take such other actions and deliver such other documents and instruments as may be reasonably requested and are necessary to facilitate the registration and disposition of Registrable Securities as contemplated hereby.

For the avoidance of doubt, the provisions of clauses (viii) and (ix) of this Section 6(a) shall apply only in respect of an underwritten offering.

(b) No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of the Holders or any underwriter or other distributor specifically for use therein.

(c) At all times after the Company has filed a Registration Statement with the SEC pursuant to the requirements of the Securities Act and until the Termination Date, the Company shall use commercially reasonable efforts to continuously maintain in effect the Registration Statement of Class A Common Stock under Section 12 of the Exchange Act and to use commercially reasonable efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Holders to be eligible to sell Registrable Securities (if any) pursuant to Rule 144 under the Securities Act.

(d) The Company may require each Holder and each distributor of Registrable Securities as to which any registration is being effected to, and each Holder severally and not jointly agrees to, and to cause any distributor to, furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(e) The Holders agree that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 6(a)(vii), such Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Securities to immediately discontinue) offers and sales of Registrable Securities pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 6(a)(vii), and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

(f) The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus. Neither the Holders nor any other seller of Registrable Securities may use a free-writing prospectus to offer or sell any such shares without the Company’s prior written consent.

(g) It is understood and agreed that any failure of the Company to file a Registration Statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Sections 2, 4 or 6 or otherwise in this Agreement, due to reasons that are not reasonably within its control (including, for the avoidance of doubt, bona fide delays related to the services to be provided by third parties including the Company’s auditors or advisors), or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and commercially reasonable efforts to resolve those comments, shall not be a breach of this Agreement.

(h) It is further understood and agreed that the Company shall not have any obligations under this Section 6 at any time on or after the Termination Date, unless an underwritten offering in which the Holders have participated has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 6 shall continue with respect to such offering until it is so completed (but not more than sixty (60) days after the commencement of the offering).

(i) Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file a Registration Statement or include Registrable Securities in a Registration Statement unless it has received from participating Holders, at least five (5) days prior to the anticipated filing date of the Registration Statement, requested information required to be provided by such Holders for inclusion therein.

Section 7. Registration Expenses.

(a) All fees and expenses incurred by the Company incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants, custodians and other Persons retained by the Company, internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties) and expenses in connection with participation in any road show, and the reasonable and documented fees and disbursements of one (1) counsel for the Holders, collectively, shall be borne by the Company during the term of this Agreement, provided that the legal fees and disbursements payable hereunder in connection with Holders’ counsel plus the legal fees and disbursements payable under the Prior Registration Rights Agreement in connection with the RJB Holders’ counsel shall not exceed $200,000 in the aggregate. Subject to the preceding sentence, the applicable Holder shall bear the cost of all underwriting discounts and commissions associated with any sale of Registrable Securities by such Holder and shall pay all fees and expenses of any selling brokers, dealer managers or similar securities industry professionals or any other advisers representing such Holder and any related stock transfer taxes.

(b) The obligation of the Company to bear the expenses described in Section 7(a) shall apply irrespective of whether a registration, once properly demanded or requested becomes effective or is withdrawn or suspended.

Section 8. Indemnification.

(a) The Company shall indemnify, to the fullest extent permitted by law, each Holder, its respective officers, directors, members, employees, agents, Affiliates, and Representatives, and each Person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement or Prospectus, free writing prospectus or any amendment thereof or supplement thereto, in the information conveyed by the Company or its representatives to a purchaser at the time of sale to such purchaser or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar foreign, federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance and in conformity with information furnished in writing to the Company by or on behalf of the applicable Holder expressly for use therein; (ii) use by the applicable Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that such Prospectus is outdated or defective; (iii) an applicable Holder’s failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities (except to the extent caused by the Company’s breach of its obligations under this

Agreement); (iv) the disposition of any Registrable Securities pursuant to any Registration Statement or Prospectus covering such Registrable Securities by an applicable Holder during a Suspension Period; (v) any breach or failure to comply with any of the Holder’s covenants or agreements contained herein or (vi) any violations by such Holder Indemnified Person of state or federal securities laws. In connection with an underwritten offering, in which any Holder participates, conducted pursuant to a registration effected hereunder, the Company shall indemnify each participating underwriter and each Person who controls such underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of any participating Holder.

(b) In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, severally and not jointly, to the fullest extent permitted by law, the Company, its officers, directors, members, employees, agents, Affiliates, and Representatives and each Person who controls the Company (within the meaning of the Securities Act) (collectively, the “Company Indemnified Persons”) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of such participating Holder expressly for use therein; provided, however, that such Holder will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any breach or failure to comply with any of the Company’s covenants or agreements contained herein or (ii) any violations by such Company Indemnified Person of state or federal securities laws. No Holder of Registrable Securities shall be liable in respect of indemnity amounts for more than the net proceeds actually received by such Holder in connection with such Registrable Securities.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby. An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim). If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations or imposition of equitable remedies on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to with regard to such indemnification. The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement (but such consent will not be unreasonably withheld).

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Securities made before the Termination Date or during the period following the Termination Date referred to in Section 6(h).

(e) If the indemnification provided for in or pursuant to this Section 8 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 8(a) or 8(b) hereof had been available under the circumstances.

Section 9. Securities Act Restrictions.

Subject to the terms and conditions of the Purchase Agreement, to the extent the Registrable Securities are restricted securities under the Securities Act, they may not be offered or sold except pursuant to an effective Registration Statement or an available exemption from registration under the Securities Act. Accordingly, the Holders shall not, directly or through others, offer or sell any Registrable Securities except pursuant to a Registration Statement as contemplated herein or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. Prior to any transfer of Registrable Securities, other than pursuant to an effective registration statement or in accordance with Section 8(a) of the Purchase Agreement, each Holder shall notify the Company of such transfer and the Company may require such Holder to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any Registrable Securities that are to be transferred in contravention of this Agreement or, if applicable, the Purchase Agreement. Any certificates representing the Registrable Securities may bear a legend (and the Company’s share registry may bear a notation) referencing the restrictions on transfer contained in this Agreement (and the Purchase Agreement, if any), until such time as such securities have ceased to be (or are to be transferred in a manner that results in their ceasing to be) Registrable Securities. Subject to the provisions of this Section 9, the Company will replace any such legended certificates with unlegended certificates promptly upon surrender of the legended certificates to the Company or its designee and cause shares that cease to be Registrable Securities to bear a general unrestricted CUSIP number, in order to facilitate a lawful transfer or at any time after such shares cease to be Registrable Securities.

Section 10. Miscellaneous.

(a) Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid); (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email; or (iv) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(i)	if to the Purchaser, at:

RJB Partners LLC

528 Palisades Dr. #545

Pacific Palisades, CA 90272

Attention: Joseph Sanberg

Email: joseph@agopartners.com

with a copy (which shall not constitute notice) to:

Sullivan and Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attention: Alison S. Ressler

Email: resslera@sullcrom.com

(ii)	if to the Company, at:

Blue Apron Holdings, Inc.

28 Liberty Street

New York, NY 10005

Attention: General Counsel

Email: legalnotices@blueapron.com

With copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: David A. Westenberg, Esq.

Email: David.Westenberg@wilmerhale.com

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attention: Christopher Barnstable-Brown, Esq.

Email: Chris.Barnstable-Brown@wilmerhale.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 10. If notice is given pursuant to this Section 10 of any assignment to a Permitted Transferee, permitted successor or assign of a party hereto, the notice shall be given as set forth above to such Permitted Transferee, successor or permitted assign of such party.

(b) No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver hereunder shall be effective unless it is in writing and signed by the party against whom the waiver is to be enforced. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Assignment. Except in connection with any Permitted Transfer by a Holder, this Agreement may not be assigned by any Holder without the prior written consent of the Company and this Agreement may not be assigned by the Company without the prior written consent of the Holders. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

(d) No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Holders, any benefits, rights, or remedies (except as specified in Section 9 hereof).

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

(f) Waiver of Jury Trial; Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

(g) Entire Agreement. This Agreement, the February 2022 Purchase Agreement, the Purchase Agreement and the February 2022 PIPE Warrants embody the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or therein, with respect to the registration rights granted by the Company with respect to the Purchased Company Shares and the February 2022 PIPE Warrant Shares. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

(h) Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(i) Restriction on Third-Party Registration Rights. The Company agrees that it shall not grant any registration rights to any third party (i) unless such rights are expressly made subject to the rights of the Holders in a manner consistent with this Agreement or (ii) if such registration rights are senior to, or take priority over, the registration rights granted to the Holders under this Agreement, and in the event such registration rights are granted to a third party, the Company will so notify the Holders.

(j) Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer of a duly authorized representative of the Company and the Holder against whom such amendment is to be effective.

(k) Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and each Holder, to the extent entitled to the benefit of the provisions hereof, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction. Each party agrees that it will not oppose the granting of such injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law.

(l) Miscellaneous.

(i) The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(ii) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(iii) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(iv) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name:	Linda Findley
Title:	President and Chief Executive Officer

RJB PARTNERS LLC

By:	/s/ Joseph Sanberg
Name:	Joseph Sanberg
Title:	Managing Member

[Signature Page to Registration Rights Agreement]

Exhibit A

FORM OF JOINDER TO

REGISTRATION RIGHTS AGREEMENT

THIS JOINDER to the Amended and Restated Registration Rights Agreement, dated as of April 29, 2022, by and between Blue Apron Holdings, Inc., a Delaware corporation, and RJB Partners LLC, a Delaware limited liability company (the “Registration Rights Agreement”), is made and entered into as of [•], by and between the Company and [•] (“New Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS, New Holder has acquired certain Registrable Securities from [•].

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. New Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Registration Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto and shall be deemed a Holder for all purposes thereof.

2. Successors and Assigns. This Joinder shall bind and inure to the benefit of and be enforceable by the Company, the Holders and their respective successors, heirs and assigns and Holder and its successors, heirs and assigns.

3. Counterparts. This Joinder may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

4. Notices. For purposes of Section 10(a) of the Registration Rights Agreement, all notices, demands or other communications to the New Holder shall be directed to:

[Name]

[Address]

[Email Address]

5. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).